Exhibit 4.04

NETSHOES (CAYMAN) LIMITED

NOTE PURCHASE AGREEMENT

February 22, 2017

Exhibits

Exhibit A – Form of Note

Exhibit B – Company Wire Instructions

Exhibit C – Rule 506(D) Bad Actor Representations

i

NOTE PURCHASE AGREEMENT

THIS NOTE PURCHASE AGREEMENT (“Agreement”) is made as of February 22, 2017, by and among NETSHOES (CAYMAN) LIMITED, an exempted company formed under the laws of the Cayman Islands (the “Company”), and the lenders (each, a “Lender” and collectively, the “Lenders”) named on Schedule A attached hereto. Capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to them in Section 1 below.

WHEREAS, each of the Lenders pursuant to this Agreement is committing to provide the Total Commitment Amount set forth opposite each Lender’s name on Schedule A hereto pursuant to the terms and conditions of this Agreement;

WHEREAS, each of the Lenders intends to fund the Initial Consideration (being a portion of the Commitment) at the applicable Initial Closing and, if required pursuant to the terms of this Agreement, the Option Consideration (being the remaining portion of the Commitment) at the Option Closing, in each case pursuant to the terms and conditions of this Agreement; and

WHEREAS, the parties wish to provide for the sale and issuance of Notes by the Company in return for the payment by the Lenders of the Initial Consideration and the Option Consideration.

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.	Definitions.

(a) “Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls or is Controlled by, or is under Common Control with (including, without limitation, in the case of any Lender that is an entity, under common management with), such Person; provided that, for the purposes of this Agreement, no entity other than entities managed or controlled by GIC Pte Ltd. shall be deemed an Affiliate of the GIC Investor. In the event the Person is an individual, the term “Affiliate” shall mean his or her spouse, parent, son or daughter or a non-individual Person that he or she Controls.

(b) “Articles” shall mean the Company’s Third Amended and Restated Memorandum and Articles of Association, as it may be amended from time to time.

(c) “Brazilian Company” shall mean NS2.COM Internet S.A., a Brazilian sociedade anônima with head offices in Rua Vergueiro, 943, Liberdade, São Paulo-SP, 01504-001, Brazil, Brazilian taxpayer registration CNPJ no. 09.339.936/0001-16.

(d) “Business Day” shall mean a day other than a Saturday, Sunday or any other day on which banks located in New York, New York are authorized or required by law to close.

(e) “Commitment” shall mean, with respect to each Lender, the commitment to loan the Company the Total Commitment Amount set forth opposite such Lender’s name on Schedule A hereto pursuant to the terms and conditions of this Agreement.

(f) “Control” (including correlative terms “Controls,” “Controlling,” “Controlled by” and “under common Control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, including the power to elect the majority of the members of the board of directors and/or other bodies governing the affairs of such Person, whether through the ownership of voting securities, by contract or otherwise.

(g) “Conversion Price” shall mean:

(i) with respect to a conversion pursuant to Section 2.2(a) below, (x) if such conversion occurs on or before the date that is six months after the date of this Agreement (the “Six Months Date”), 90% of the New Purchase Price; (y) if such conversion occurs after the Six Months Date and on or before the date that is one year after the date of this Agreement (the “Twelve Months Date”), 85% of the New Purchase Price; and (z) if such conversion occurs after the Twelve Months Date, 80% of the New Purchase Price; provided, however, that every six months after the Twelve Months Date, the Conversion Price shall decrease by an additional 2.5% of the New Purchase Price;

(ii) with respect to a conversion pursuant to Section 2.2(b) below, (x) if such conversion occurs on or before the Six Months Date, 90% of the IPO Price; (y) if such conversion occurs after the Six Months Date and on or before the Twelve Months Date, 85% of the IPO Price; and (z) if such conversion occurs after the Twelve Months Date, 80% of the IPO Price; provided, however, that every six months after the Twelve Months Date, the Conversion Price shall decrease by an additional 2.5% of the IPO Price; and

(iii) with respect to a conversion pursuant to Section 2.2(c) below, (x) if such conversion occurs on or before the Six Months Date, 90% of the Corporate Transaction Price; (y) if such conversion occurs after the Six Months Date and on or before the Twelve Months Date, 85% of the Corporate Transaction Price; and (z) if such conversion occurs after the Twelve Months Date, 80% of the Corporate Transaction Price; provided, however, that every six months after the Twelve Months Date, the Conversion Price shall decrease by an additional 2.5% of the Corporate Transaction Price.

(h) “Conversion Shares” shall, for purposes of determining the type of Equity Securities issuable upon conversion of the Notes, mean:

(i) if the Notes are converted to equity pursuant to Section 2.2(a) below, the Equity Securities issued in the Next Equity Financing;

(ii) if the Notes are converted to equity pursuant to Section 2.2(b) below, the Equity Securities issued in the Initial Public Offering; and

(iii) if the Notes are converted to equity pursuant to Section 2.2(c) below, ordinary shares of the Company.

(i) “Corporate Transaction” shall mean any transaction defined as a “Liquidity Event” in the Articles; provided, however, that an Initial Public Offering shall not constitute a Corporate Transaction for the purposes of this Agreement.

(j) “Corporate Transaction Price” shall mean the price per ordinary share in the Corporate Transaction.

(k) “Equity Securities” shall mean the Company’s shares or any securities conferring the right to purchase the Company’s shares or securities convertible into, or exchangeable for (with or without additional consideration), the Company’s shares; provided, however, that for the purposes of this Agreement the term Equity Securities shall not include (i) securities issued to employees, directors, consultants and other service providers for the primary purpose of soliciting or retaining their services pursuant to plans or agreements approved by the Company’s Board of Directors and (ii) convertible promissory notes issued pursuant to this Agreement or any other agreement or instrument approved by the Company’s Board of Directors.

(l) “GIC Investor” shall mean Archy LLC, a limited liability company organized and existing under the laws of the State of Delaware, United States of America.

(m) “Governmental Entity” shall mean any domestic or foreign governmental, regulatory or administrative authority, agency or commission, any court, tribunal or arbitral body, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental authority.

(n) “IFC” shall mean International Finance Corporation.

(o) “Initial Closing” shall mean, with respect to each Lender, the sale and issuance by the Company of a Note to such Lender in exchange for the payment of the Initial Consideration by such Lender, in accordance with the terms and conditions of this Agreement.

(p) “Initial Consideration” shall mean, with respect to each Lender, the amount of money payable by such Lender pursuant to this Agreement at the applicable Initial Closing, as shown on Schedule B hereto.

(q) “Initial Public Offering” shall mean the closing of the issuance and sale of shares of Equity Securities of the Company in the Company’s first underwritten public offering pursuant to an effective registration statement under the Securities Act.

(r) “IPO Price” shall mean the price per share at which the Company’s Equity Securities are initially sold by the underwriters to the public in the Initial Public Offering, without taking account any discounts or concessions.

(s) “Maturity Date” shall mean the date that is two years after the date of this Agreement.

(t) “New Purchase Price” shall mean the price paid per share in cash for Equity Securities by the investors in the Next Equity Financing other than as a result of conversion of indebtedness.

(u) “Next Equity Financing” shall mean the next sale (or series of related sales) by the Company of its Equity Securities following the date of this Agreement (i) that is approved by the Supermajority Noteholders, (ii) that is primarily for bona fide equity financing purposes and (iii) from which the Company receives net proceeds of not less than $50 million (excluding the aggregate amount of debt securities converted into Equity Securities upon conversion of convertible indebtedness, including, without limitation, the Notes pursuant to Section 2.2 below).

(v) “Notes” shall mean the one or more promissory notes issued to each Lender pursuant to Section 2.1 below, the form of which is attached hereto as Exhibit A.

(w) “Option Consideration” shall mean, with respect to each Lender, the amount of money payable by such Lender pursuant to this Agreement at the Option Closing, as shown on Schedule C hereto.

(x) “Payment Grid” shall mean, with respect to each Lender, the Payment Grid (as defined in the Note issued to such Lender at the applicable Initial Closing).

(y) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint stock company, joint venture, estate, trust, association, organization or any other entity or Governmental Entity.

(z) “Policy Agreement” shall mean that certain Policy Agreement, by and between the Company and IFC, dated as of March 20, 2015.

(aa) “Riverwood Investors” shall mean, collectively, Riverwood Capital Partners II, L.P., Riverwood Capital Partners II (Parallel-B) L.P., Boscolo Intervest Limited and Macro Continental, Inc.

(bb) “Securities Act” shall mean the United States Securities Act of 1933, as amended.

(cc) “Share Plan” shall mean the Company’s 2012 Share Plan, as it may be amended from time to time.

(dd) “Shareholders’ Agreement” shall mean that certain Fourth Amended and Restated Shareholders’ Agreement, dated as of March 20, 2015, by and among the Company and the parties thereto, as it may be amended from time to time.

(ee) “Subsidiary” shall mean each of the subsidiaries of the Company including, without limitation, the Brazilian Company, NS5 Participações Ltda., NS6 Serviços e Consultoria Internet Ltda., Netshoes Holdings, LLC, NS3 Internet S.A., NS4.com Internet S.A. de C.V., and NS4 Servicios de Mexico S.A. de C.V.

(ff) “Supermajority Noteholders” shall mean (i) prior to the Option Closing, the holders of Notes with an aggregate principal amount equal to at least 66.67% of the aggregate principal amount of the Notes purchased at the Initial Closings and (ii) after the Option Closing, the holders of Notes with an aggregate principal amount equal to at least 66.67% of the aggregate principal amount of the Notes purchased at the Initial Closings and the Option Closing collectively.

(gg) “Tiger Investors” shall mean Tiger Global Private Investment Partners V, L.P. and Tiger Global Private Investment Partners VI, L.P.

(hh) “Total Commitment Amount” shall mean the amount of money committed to be paid by each Lender pursuant to this Agreement, as shown on Schedule A hereto.

2.	Terms of the Notes.

2.1	Issuance of Notes.

(a) Initial Closing. Subject to the terms and conditions of this Agreement, at the applicable Initial Closing, each Lender agrees to pay the Company the Initial Consideration set forth opposite such Lender’s name on Schedule B hereto, and the Company agrees to issue to each Lender a Note reflecting payment by such Lender of the Initial Consideration set forth opposite such Lender’s name on Schedule B hereto. Each such Note shall be convertible into Conversion Shares pursuant to Section 2.2 below.

(b) Option Closing. Subject to the terms and conditions of this Agreement, at the Option Closing each Lender agrees to pay the Company the Option Consideration set forth opposite such Lender’s name on Schedule C hereto, and the Company agrees to deliver to each Lender an updated Payment Grid reflecting such Lender’s payment of the Initial Consideration and the Option Consideration. Each such Note shall be convertible into Conversion Shares pursuant to Section 2.2 below.

2.2	Right to Convert Notes.

(a) Next Equity Financing. The then outstanding principal and unpaid accrued interest of each Note shall be automatically converted into Conversion Shares upon the closing of the Next Equity Financing. The number of Conversion Shares to be issued upon such conversion shall be equal to the quotient obtained by dividing (i) the outstanding principal and unpaid accrued interest due on a Note to be converted on the date of the conversion by (ii) the Conversion Price. At least five (5) days prior to the closing of the Next Equity Financing, the Company shall notify the holder of each Note in writing of the terms (in reasonable summary detail) under which the Equity Securities will be sold in such financing. Subject to Section 8.12 below, the issuance of Conversion Shares pursuant to the conversion of each Note shall otherwise be upon and subject to the same terms and conditions applicable to the Equity Securities sold in the Next Equity Financing.

(b) Initial Public Offering. The then outstanding principal and unpaid accrued interest of each Note shall be automatically converted into Conversion Shares upon the closing of the Initial Public Offering. The number of Conversion Shares to be issued upon conversion shall be equal to the quotient obtained by dividing (i) the outstanding principal and unpaid accrued interest due on a Note to be converted on the date of the conversion by (ii) the Conversion Price.

(c) Corporate Transaction. The then outstanding principal and unpaid accrued interest of each Note shall be automatically converted into Conversion Shares immediately prior to the closing of the Corporate Transaction. The number of Conversion Shares to be issued upon conversion shall be equal to the quotient obtained by dividing (i) the outstanding principal and unpaid accrued interest due on a Note to be converted on the date of the conversion by (ii) the Conversion Price.

(d) No Fractional Shares. Upon the conversion of a Note into Conversion Shares, in lieu of any fractional shares to which the holder of the Note would otherwise be entitled, the Company shall pay the Note holder cash equal to such fraction multiplied by the Conversion Price.

(e) Mechanics of Conversion. The Company shall not be required to issue or deliver the Conversion Shares until the Note holder has surrendered the Note to the Company. Such conversion may be made contingent upon the closing of the Next Equity Financing, Initial Public Offering or Corporate Transaction.

3.	Closing Mechanics.

3.1	Initial Closing.

(a) On or prior to the date of this Agreement, the Company shall deliver to each Lender a letter (the “Initial Closing Notice”) that includes (i) a written request for payment of the Initial Consideration and (ii) wire instructions for the bank account to which the Initial Consideration should be transferred. The Initial Closing Notice shall be accompanied by resolutions of the Company’s Board of Directors and, as applicable, shareholders authorizing and approving the sale of the Notes to the Lenders.

(b) Subject to performance by the Company of its obligations under Section 3.1(a), each Initial Closing shall take place remotely via teleconference, e-mail or likewise (i) with respect to the Tiger Investors, CDK Net Limited and HCFT Holdings, LLC, on the date of this Agreement, and (ii) with respect to Clemenceau Investments Pte Ltd., the Riverwood Investors, the GIC Investor and IFC, on the date that is five Business Days after the date of this Agreement.

(c) At the applicable Initial Closing, each Lender shall pay the Initial Consideration to the Company by wire transfer to the account set forth in Exhibit B hereto, and the Company shall deliver to each Lender an executed Note in return for the Initial Consideration provided to the Company.

3.2	Option Closing.

(a) Between March 1, 2017 and December 31, 2017 (the “Option Period”), the Company shall have the option (the “Option”), in its sole discretion, to borrow the Option Consideration from the Lenders in accordance with Section 2.1(b) and the other terms and conditions of this Agreement; provided, however, that the Option and Option Period shall automatically terminate effective immediately upon conversion of the then outstanding principal and unpaid accrued interest on the Notes into Conversion Shares in accordance with Section 2.2 or any other conversion of the then outstanding principal and unpaid accrued interest on the Notes into Equity Securities (any such event, an “Option Termination Event”). Upon the occurrence of an Option Termination Event, the Option shall be of no further force and effect, the Lenders shall have no further obligations to the Company with respect to the Option Consideration, and the Company shall have no further obligations to the Lenders with respect to the Option Closing.

(b) If an Option Termination Event has not occurred, the Company may exercise the Option any time during the Option Period by delivering to each Lender written notice (the “Option Closing Notice”) of such election at least ten Business Days prior to the contemplated closing of the payment of the Option Consideration by each Lender in exchange for delivery by the Company to each such Lender of an updated Payment Grid pursuant to Section 2.1(b) and this Section 3.2 (the “Option Closing”). The Option Closing Notice shall include (i) notice of the Company’s election to exercise the Option, (ii) a request for payment of the Option Consideration and (iii) wire instructions for the bank account to which the Option Consideration should be transferred. The Option Closing Notice shall be accompanied by resolutions of the Company’s Board of Directors authorizing and approving, as applicable, the borrowing of the Option Consideration and updating of each Lender’s Payment Grid to reflect the Lenders’ payment of their respective Initial Consideration and Option Consideration. Notwithstanding the foregoing, if an Option Termination Event occurs following the delivery of the Option Closing Notice but prior to the Option Closing, the Lenders shall have no further obligations to the Company with respect to the Option Consideration.

(c) The Option Closing shall take place remotely via teleconference, e-mail or likewise on the tenth Business Day following the date of receipt by the Lenders, by electronic mail or facsimile, of the Option Closing Notice from the Company, or at such other time as shall be mutually agreed upon orally or in writing by the Company and Lenders purchasing a majority in interest of the aggregate principal amount of the Notes to be sold at the Option Closing. At the Option Closing, each Lender shall pay the Option Consideration to the Company by wire transfer to the account set forth in Exhibit B hereto and, in consideration therefor, the Company shall deliver to each Lender an updated Payment Grid reflecting payment by such Lender of the Initial Consideration and the Option Consideration.

(d) Notwithstanding anything to the contrary in this Agreement, the Company may not exercise the Option, and the Lenders shall not have any obligation to pay the Option Consideration, at any time when the Obligations (as defined below) are due and payable pursuant to Section 7.2 of this Agreement.

4.	Representations, Warranties and Agreements of the Company.

4.1 Representations and Warranties of the Company. In connection with the transactions provided for herein, the Company hereby represents and warrants to each Lender, as of (i) the date of this Agreement, (ii) the date of the Initial Closing applicable to such Lender, and (iii) the date of the Option Closing, that:

(a) Organization, Good Standing and Qualification. The Company is an exempted company duly organized, validly existing and in good standing under the laws of the Cayman Islands and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties. Each Subsidiary is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of formation and has all requisite power and authority to carry on its business as now conducted and as proposed to be conducted. Each Subsidiary is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on such Subsidiary’s business or properties.

(b) Capitalization and Voting Rights.

(i) Immediately prior to the date of this Agreement, the authorized capital of the Company consists of 7,250,000 ordinary shares, having a par value of $0.01 per share, 6,968,409 of which are issued and outstanding.

(ii) The outstanding ordinary shares are all duly and validly authorized and issued, fully paid and nonassessable, and were issued in accordance with the laws of the Cayman Islands.

(iii) Except for (A) the conversion privileges of the Notes to be issued under this Agreement, (B) the rights provided in Section 3.3 of the Shareholders’ Agreement, Article 7 of the Articles and Article 4 of the Policy Agreement, and (C) options outstanding as of the date of this Agreement to purchase 124,848 ordinary shares granted to employees and other service providers pursuant to the Share Plan, there are not outstanding any options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase, acquisition or subscription from, or redemption by, the Company of any of its share capital. In addition to the aforementioned options, the Company has reserved as of the date of this Agreement an additional 51,935 ordinary shares for purchase upon the exercise of options to be granted in the future under the Share Plan.

(c) Authorization. Except for the authorization and issuance of the shares issuable in connection with the conversion of the Notes, all corporate action has been taken on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution, delivery and performance of this Agreement and the Notes. This Agreement and the Notes constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(d) Compliance with Other Instruments. Neither the authorization, execution and delivery of this Agreement, nor the issuance and delivery of the Notes or the performance by the Company of its obligations under this Agreement or the Notes, will constitute or result in a default or violation of (i) any law or regulation applicable to the Company or any of its Subsidiaries, (ii) any term or provision of the Company’s Articles, the Shareholders’ Agreement, or the organizational documents of any of the Subsidiaries, or (iii) any material agreement or instrument by which the Company or any Subsidiary is bound or to which the properties or assets of the Company or any Subsidiary is subject.

(e) Valid Issuance of Shares. The Notes and the Conversion Shares to be issued, sold and delivered upon conversion of the Notes will, upon their issuance, be duly and validly issued without violating any preemptive rights, fully paid and nonassessable and, based in part upon the representations and warranties of the Lenders in this Agreement, will be issued in compliance with all applicable federal and state securities laws.

(f) Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with any Governmental Entity on the part of the Company or any Subsidiary is required in connection with the consummation of the transactions contemplated by this Agreement.

(g) Offering. Subject in part to the truth and accuracy of the Lenders’ representations set forth in Section 5 of this Agreement, the offer, sale, purchase and issuance of the Securities as contemplated by this Agreement are exempt from the registration requirements of any applicable securities laws, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

4.2 Formation of Committees. On or prior to the date that is three months after the date of this Agreement, the Company shall establish an Audit Committee of the Board of Directors that meets all requirements that will apply to the Company at the time of the Initial Public Offering. On or prior to the Six Months Date, the Company shall establish a Compensation Committee of the Board of Directors and a Nominating and Corporate Governance Committee of the Board of Directors, in each case that (i) meets all requirements that will apply to the Company at the time of the Initial Public Offering or (ii) if established after the Initial Public Offering, meets all requirements then applicable to the Company.

4.3 Post-Issue Filings. The Company shall undertake all post-issue filings required to be made by the Company associated with the sale and purchase of the Notes in the time prescribed for the same under applicable law.

4.4 Additional Issuances of Equity Securities. For so long as any of the Notes remain outstanding, without the prior written consent of the Supermajority Noteholders, the Company shall not issue any promissory notes convertible into the Company’s shares or any securities conferring the right to purchase the Company’s shares or securities convertible into, or exchangeable for (with or without additional consideration) the Company’s shares.

5.	Representations, Warranties and Additional Agreements of the Lenders.

5.1 Representations and Warranties of the Lenders. In connection with the transactions provided for herein, each Lender, severally and not jointly, hereby represents and warrants to the Company (provided that such representations and warranties do not lessen or obviate the representations and warranties of the Company set forth in this Agreement, the rights of the Lenders to rely thereon, or the protections afforded Lenders under this Agreement and by law and in equity), as of (i) the date of this Agreement, (ii) the date of the Initial Closing applicable to such Lender, and (iii) the date of the Option Closing, that:

(a) Authorization. This Agreement constitutes such Lender’s valid and legally binding obligation, enforceable in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, or similar laws relating to or affecting the enforcement of creditors’ rights and (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies. Each Lender represents that it has full power and authority to enter into this Agreement.

(b) Purchase Entirely for Own Account. Each Lender acknowledges that this Agreement is made with such Lender in reliance upon such Lender’s representation to the Company that the Notes, the Conversion Shares and any shares issuable upon conversion of the Conversion Shares (collectively, the “Securities”) will be acquired for investment for Lender’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Lender has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, each Lender further represents that such Lender does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Securities.

(c) Disclosure of Information. Each Lender acknowledges that it has received all the information it considers necessary or appropriate for deciding whether to acquire the Securities. Each Lender further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities.

(d) Investment Experience. Each Lender is an investor in securities of companies at a similar stage of development as the Company and acknowledges that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities. If other than an individual, each Lender also represents it has not been organized solely for the purpose of acquiring the Securities.

(e) Accredited Investor. Each Lender is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, as presently in effect (“Rule 501”).

(f) No General Solicitation. The offer to sell the Notes was directly communicated to each Lender by the Company or its representatives and each Lender did not learn of the investment in the Notes as a result of any public advertising or general solicitation. Each Lender confirms that it has had a substantive pre-existing relationship and direct contact with the Company and its representatives other than in connection with an Initial Public Offering, it was not identified or contacted through the marketing of an Initial Public Offering and it did not independently contact the Company as a result of a general solicitation by means of a registration statement.

(g) Restricted Securities. Each Lender understands that the Securities are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. Each Lender represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect (“Rule 144”), and understands the resale limitations imposed thereby and by the Securities Act.

5.2 Further Limitations on Disposition. Without in any way limiting the representations and warranties set forth above, each Lender further agrees not to make any disposition of all or any portion of the Securities unless and until the transferee has agreed in writing for the benefit of the Company to be bound by this Section 5, Section 8.11 and:

(a) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement;

(b) (i) Lender has notified the Company of the proposed disposition and has furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition and (ii) if reasonably requested by the Company, Lender shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144; or

(c) the disposition is to (i) an Affiliate of such Lender or (ii) in the case of a Lender that is a venture capital, private equity or other similar investment fund in connection with a distribution of the Securities upon liquidation or dissolution of such Lender, to the partners, members, shareholders or other equity holders of such Lender; provided, however, that in the case of a disposition pursuant to Section 5.2(c)(i), the Lender shall inform the Company of such disposition prior to effecting it.

5.3 Legends. It is understood that the Securities shall bear the following legend:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.”

5.4 Bad Actor Representations and Covenants. Each Lender hereby represents and warrants to the Company that such Lender has not been convicted of any of the felonies or misdemeanors or has been subject to any of the orders, judgments, decrees or other conditions set forth in Rule 506(d) of Regulation D promulgated by the SEC (as it may be amended from time to time (“Rule 506(d)”), which as a matter of convenience are excerpted in their current form on Exhibit C. Each Lender covenants to, upon request by the Company, provide written notice to the Company prior to any future issuance of Equity Securities or securities of any subsidiary of the Company in reliance upon Rule 506 of Regulation D promulgated by the SEC, as may be amended from time to time, if such Lender is convicted of any felony or misdemeanor or becomes subject to any order, judgment, decree or other condition set forth in Rule 506(d). Each Lender covenants to provide such information to the Company as the Company may reasonably request in order to comply with the disclosure obligations set forth in Rule 506(e) of Regulation D promulgated by the SEC, as may be amended from time to time, to the extent the same is applicable to the issuance and sale of securities to such Lender.

5.5 Exculpation Among Lenders. Each Lender acknowledges that it is not relying upon any person, firm, corporation or shareholder, other than the Company and its officers and directors in their capacities as such, in making its investment or decision to invest in the Company. Each Lender agrees that no Lender, nor the respective Controlling persons, officers, directors, partners, agents, shareholders or employees of any Lender, shall be liable to any other Lender for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Securities.

6.	Conditions to Initial Closing and Option Closing.

6.1 Initial Closing. The obligation of each Lender to pay the Initial Consideration to the Company at the applicable Initial Closing is subject to the satisfaction, as of such Initial Closing, of each of the conditions set forth in this Section 6.1:

(a) The representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects as of the applicable Initial Closing; provided, however, that representations and warranties of the Company that are made as of a specified date need only be true and correct in all respects as of such date.

(b) The Company shall have complied in all material respects with all the covenants and agreements contained herein that are required to be performed by the Company prior to such Initial Closing.

(c) Since the date of the Agreement, there shall not have occurred any material adverse change in the business, affairs, operations, properties, assets or condition of the Company and its Subsidiaries.

(d) With respect to the obligation of IFC to pay the Initial Consideration, the Company shall have executed and delivered to IFC that certain Amendment to Policy Agreement.

6.2 Option Closing. The obligations of the Lenders to pay the Option Consideration to the Company at the Option Closing are subject to the satisfaction, as of the Option Closing, of each of the conditions set forth in this Section 6.2:

(a) The representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects as of the Option Closing; provided, however, that representations and warranties of the Company that are made as of a specified date need only be true and correct in all respects as of such date.

(b) The Company shall have complied in all material respects with all the covenants and agreements contained herein that are required to be performed by the Company prior to the Option Closing.

(c) Since the date of the Agreement, there shall not have occurred any material adverse change in the business, affairs, operations, properties, assets or condition of the Company and its Subsidiaries, and an officer of the Company shall have delivered to the Lenders a certificate certifying to the same.

7.	Defaults and Remedies.

7.1 Events of Default. Any of the following events shall be considered an “Event of Default” with respect to each Note:

(a) The Company shall default in the payment of any part of the principal, unpaid accrued interest or other amount on the Note when such amount is due;

(b) A material breach of any representation or warranty provided by the Company in this Agreement;

(c) The Company or a Subsidiary shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts as they become due, or shall file a voluntary petition for bankruptcy, or shall file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, dissolution or similar relief under any present or future statute, law or regulation, or shall file any answer admitting the material allegations of a petition filed against the Company or such Subsidiary in any such proceeding, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of the Company or such Subsidiary, or of all or any substantial part of the properties of the Company or such Subsidiary, or the Company or such Subsidiary or any of its respective directors or majority stockholders shall take any action looking to the dissolution or liquidation of the Company or such Subsidiary;

(d) Within thirty (30) days after the commencement of any proceeding against the Company or a Subsidiary seeking any bankruptcy reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceeding shall not have been dismissed, or within thirty (30) days after the appointment without the consent or acquiescence of the Company or a Subsidiary of any trustee, receiver or liquidator of the Company or such Subsidiary or of all or any substantial part of the properties of the Company or such Subsidiary, such appointment shall not have been vacated;

(e) Any default or defined event of default that has not otherwise been cured or waived within fifteen (15) days after written notice to the Company or a Subsidiary from the applicable lender of such default or defined event of default shall occur under any agreement to which the Company or a Subsidiary is a party that evidences indebtedness for borrowed money by the Company or a Subsidiary (excluding trade payables) of at least $500,000 and the payment of which shall have been accelerated by the applicable lender; or

(f) The Company shall fail to observe or perform any other covenant or obligation to be observed or performed by it under this Agreement or the Notes within fifteen (15) days after written notice from the Supermajority Noteholders to perform or observe such obligation.

7.2 Remedies.

Upon the occurrence of an Event of Default, at the option and upon the declaration of the Supermajority Noteholders, the entire unpaid principal and accrued and unpaid interest on the Notes (the “Obligations”) shall, without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived, be forthwith due and payable, and the Supermajority Noteholders may, immediately and without expiration of any period of grace, enforce payment of all amounts due and owing under such Notes and exercise any and all other remedies granted to them at law, in equity or otherwise; provided, that upon an Event of Default under Section 7.1(c) or Section 7.1(d) hereof, the Obligations shall automatically and immediately be due and payable without further action by the Supermajority Noteholders.

8.	Miscellaneous.

8.1 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties; provided, however, (i) the Company may not assign its rights or obligations under this Agreement without the prior written consent of the Supermajority Noteholders and (ii) without first obtaining the written consent of the Company and the Supermajority Noteholders, no Lender may assign its obligations under this Agreement to any Person other than (i) an Affiliate of such Lender or (ii) any other Lender. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

8.2 Governing Law. This Agreement and the Notes shall be governed by and construed under the laws of the State of New York as applied to agreements among New York residents, made and to be performed entirely within the State of New York.

8.3 Counterparts; Delivery. This Agreement may be executed by electronic signature and in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument. Counterparts may be delivered by facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

8.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.5 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient and, if not so confirmed, then on the next business day (provided, that notice to IFC by electronic mail shall not be deemed effective until such time as IFC acknowledges receipt of such notice by return electronic mail), (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 8.5):

If to the Company:

NETSHOES (CAYMAN) LIMITED

Campbells Corporate Services Limited

Floor 4, Willow House, Cricket Square,

P.O. Box 268

Grand Cayman KY1-9010,

Cayman Islands

E-mail: flavio.franco@netshoes.com

If to Lenders:

At the respective addresses shown on the signature pages hereto.

8.6 Finder’s Fee. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. Each Lender, severally and not jointly, agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which such Lender or any of its officers, partners, employees or representatives is responsible. The Company agrees to indemnify and hold harmless each Lender from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

8.7 Expenses.

(a) Subject to the provisions of Section 8.14, if any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled. Each party hereto shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement.

(b) The Company shall pay all taxes, fees or other charges payable on or in connection with the execution, issue, purchase, delivery, registration, translation or notarization of this Agreement, the Notes and any other documents related to this Agreement.

8.8 Entire Agreement; Amendments and Waivers. This Agreement, the Notes and the other documents expressly delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. The Company’s agreements with each of the Lenders are separate agreements, and the sales of the Notes to each of the Lenders are separate sales. Nonetheless, any term of this Agreement and any term of the Notes may be amended, and the observance of any term of this Agreement and any term of the Notes may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Supermajority Noteholders; provided, however, that any amendment or waiver that adversely affects the rights of any Lender under this Agreement differently than such amendment or waiver affects the rights of any other Lender under this Agreement (any such Lender, an “Adversely Affected Lender”) shall also require the approval of each Adversely Affected Lender; and provided further, that this Agreement may not be amended prior to the date that is ten days after the date of this Agreement without the prior written consent of the Company and the Lenders with an aggregate Total Commitment Amount equal to at least 66.67% of the aggregate Total Commitment Amounts of all Lenders. Any waiver or amendment effected in accordance with this Section shall be binding upon (i) each party to this Agreement, (ii) each holder of any Note purchased under this Agreement at the time outstanding and (iii) each future holder of all such Notes.

8.9 Effect of Amendment or Waiver. Subject to the terms of Section 8.8, each Lender acknowledges that by the operation of Section 8.8 hereof the Supermajority Noteholders will have the right and power to diminish or eliminate all rights of the Lenders under this Agreement and each Note issued to the Lenders.

8.10 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

8.11 “Market Stand-Off” Agreement.

(a) Each Lender hereby agrees that the Securities constitute “Shares or any securities convertible into or exercisable or exchangeable for Shares” under the Shareholders’ Agreement and, as such, are subject to the restrictions set forth in Section 2.14 of the Shareholders’ Agreement (“Market Stand-Off Agreement”).

(b) Each Lender agrees that a legend reading substantially as follows shall be placed on all certificates representing all capital stock of the Company of each Lender (and the shares or securities of every other person subject to the restriction contained in this Section 8.11):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD AFTER THE EFFECTIVE DATE OF THE ISSUER’S REGISTRATION STATEMENT FILED UNDER THE ACT, AS AMENDED, AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE ISSUER’S PRINCIPAL OFFICE. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SHARES.

8.12 Financing Documents. Each Lender understands and agrees that the conversion of the Notes into Conversion Shares may require such Lender’s execution of certain agreements in the form agreed to by investors in the Next Equity Financing relating to the purchase and sale of such securities as well as registration, co-sale, rights of first refusal, rights of first offer and voting rights, if any, relating to such securities.

8.13 Further Assurance. From time to time, the Company shall use its commercially reasonable efforts to execute and deliver to the Lenders such additional documents and shall provide such additional information to the Lenders as the Supermajority Noteholders may reasonably require to carry out the terms of this Agreement and the Notes and any agreements executed in connection herewith or therewith.

8.14 Dispute Resolution.

(a) Any disputes, differences or claims whatsoever arising out of or related to this Agreement, including but not limited to its existence, validity, interpretation, performance, termination or breach (each a “Dispute”) shall first be submitted for amicable resolution by a written request for negotiation from any party to this Agreement, setting out brief details of the Dispute, to all of the other parties, delivered in the manner described in Section 8.5 above (a “Dispute Notice”). Upon delivery of the Dispute Notice, the parties to the Dispute shall attempt to resolve any Dispute amicably. If for any reason the parties to the Dispute do not amicably resolve the Dispute within thirty (30) days after delivery of the Dispute Notice, the Dispute shall, upon the election of any party to the Dispute, be submitted to final and binding arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce (“ICC”) then in effect (the “Rules”), except as modified herein.

(b) The arbitration proceeding shall be conducted by a tribunal of three (3) arbitrators.

(c) If there are only two (2) parties to the arbitration, one arbitrator shall be nominated by the claimant and the other shall be nominated by the respondent in accordance with the Rules, and the third arbitrator, who shall serve as the president of the arbitral tribunal, shall be nominated by the parties, through their party-nominated arbitrators, within fifteen (15) days from the confirmation by the ICC Court of Arbitration (the “ICC Court”) of the appointment of the second arbitrator. In the event that one of the parties fails to timely nominate an arbitrator, the appointment shall be made by the ICC Court. Should the parties be unable to timely agree upon the selection of the president of the arbitral tribunal, the president shall be appointed by the ICC Court within ten (10) days of a request for an appointment or as soon as practicable thereafter.

(d) In the event that the arbitration proceeding involves multiple claimants or multiple respondents, the multiple claimants, jointly, and the multiple respondents, jointly, shall each nominate one arbitrator in accordance with the Rules, and those two party-nominated arbitrators shall, within fifteen (15) days from the confirmation by the ICC Court of the appointment of the second such arbitrator, jointly nominate the president of the arbitral tribunal. In the absence of such joint nomination either by the joint claimants or by the joint respondents, the ICC Court shall appoint the arbitrators for both the claimants and the respondents. If the two arbitrators nominated by the joint claimants and joint respondents respectively fail to timely and jointly nominate a president of the arbitral tribunal, the ICC Court shall appoint the president of the arbitral tribunal within ten (10) days of a request for appointment or as soon as practicable thereafter. If at any time a vacancy occurs in the arbitral tribunal, the vacancy shall be filled in the same manner and subject to the same requirements as provided for in the original appointment to that position.

(e) The arbitration shall be held, and the award shall be rendered, in São Paulo, SP, Brazil, in English and Portuguese. In the event of any inconsistency or conflict between the English and Portuguese versions of the award, the English version shall prevail. The prevailing party or parties, as determined by the arbitral tribunal, shall be entitled to recover its costs and reasonable attorneys’ fees from the non-prevailing party or parties.

(f) For the avoidance of doubt, this Section 8.14 equally binds all parties to this arbitration agreement. The parties hereby agree to submit to and comply with all the terms and conditions of this Section 8.14, which shall be in full force and effect, irrevocable, and subject to specific performance, if necessary. The parties expressly agree that no additional instrument or condition is required to give this Section 8.14 full force and effect, including but not limited to the “compromisso” under article 10 of Brazilian Federal Law No. 9.307 of September 23, 1996.

(g) Each party retains the right to seek the judicial assistance of any court of competent jurisdiction to: (i) compel arbitration; (ii) apply for interim measures of protection of rights prior to the constitution of the arbitral tribunal, and any such action shall not be construed as a waiver of the arbitration proceedings by the parties; (iii) enforce any decision of the arbitral tribunal, including the final award, and (iv) other proceedings expressly admitted by Brazilian Federal Law No. 9.307, of September 23, 1996. Without prejudice to such provisional remedies as may be available under the jurisdiction of any court, the arbitrators, (and, where applicable, an emergency arbitrator appointed pursuant to the Rules) shall have full authority to grant provisional and permanent remedies or order the parties to request that a court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect. In the event a party seeks any relief in aid of arbitration in the courts of Brazil, the parties hereby stipulate that the request for arbitration shall be deemed in compliance with the requirements of Article 806 of the Brazilian Code of Civil Procedure. The parties consent to service of process in the manner provided in Section 8.5 above.

(h) Any arbitration hereunder shall be confidential, and the parties and their agents agree not to disclose to any third party the existence or status of the arbitration and all information made known and documents produced in the arbitration not otherwise in the public domain, and all awards arising from the arbitration, except and to the extent that disclosure is required by law and is required to protect or pursue a legal right.

(i) The arbitral tribunal is authorized to award costs and attorneys’ fees and to allocate them between the parties in the dispute. The costs of the arbitration proceedings, including arbitrators’ and attorneys’ fees, shall be borne in the manner determined by the arbitral tribunal, taking into account that the prevailing party shall be entitled to recover its costs, including attorneys’ fees, for the arbitral proceedings, as well as for any ancillary proceeding, including a proceeding to compel or enjoin the arbitration, or to request interim measures. The arbitral tribunal shall be the exclusive judge of whether a party qualifies as a prevailing party for the purposes of this provision.

(j) The award of the arbitral tribunal shall be final and binding. The parties waive any right to appeal, to the extent that a right to appeal may lawfully be waived. Each party retains the right to seek judicial assistance exclusively to: (i) compel arbitration; (ii) apply for interim measures of protection of rights prior to the constitution of the arbitral tribunal, and any such action shall not be construed as a waiver of the arbitration proceedings by the parties; (iii) enforce any decision of the arbitral tribunal, including the final award, and (iv) other proceedings expressly admitted by Brazilian Federal Law No. 9.307, of September 23, 1996.

(k) Each of the parties acknowledges and agrees that no provision of this Agreement or of the Rules, nor the submission to arbitration by IFC, in any way constitutes or implies a waiver, termination or modification by IFC of any privilege, immunity or exemption of IFC granted in the Articles of Agreement establishing IFC, international conventions or applicable law.

8.15 Survival. The representations, warranties, covenants and agreements made herein shall survive any Initial Closing and the Option Closing.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

NETSHOES (CAYMAN) LIMITED

By:	/s/ Marcio Kumruian
Name:	Marcio Kumruian
Title:	Director

SIGNATURE PAGE TO NOTE PURCHASE AGREEMENT

FOR NETSHOES (CAYMAN) LIMITED (2017 BRIDGE)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

LENDERS: TIGER GLOBAL PRIVATE INVESTMENT PARTNERS V, L.P. By: Tiger Global PIP Performance V, L.P. Its: General Partner By: Tiger Global PIP Management V, Ltd. Its: General Partner

	By:	/s/ Steven Boyd
	Name:	Steven Boyd
	Title:	General Counsel

Address:	9 West 57th Street, 35th Floor New York, NY 10019

TIGER GLOBAL PRIVATE INVESTMENT PARTNERS VI, L.P. By: Tiger Global PIP Performance VI, L.P. Its: General Partner By: Tiger Global PIP Management VI, Ltd. Its: General Partner

	By:	/s/ Steven Boyd
	Name:	Steven Boyd
	Title:	General Counsel

Address:	9 West 57th Street, 35th Floor New York, NY 10019

SIGNATURE PAGE TO NOTE PURCHASE AGREEMENT

FOR NETSHOES (CAYMAN) LIMITED (2017 BRIDGE)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

LENDER: ARCHY LLC

	By:	/s/ Jeremy Kranz
	Name:	Jeremy Kranz
	Title:	Authorized Signatory

Address:	c/o GIC Special Investments Pte Ltd 168 Robinson Road #37-01 Capital Tower Singapore 068912

SIGNATURE PAGE TO NOTE PURCHASE AGREEMENT

FOR NETSHOES (CAYMAN) LIMITED (2017 BRIDGE)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

LENDER: CLEMENCEAU INVESTMENTS PTE LTD.

	By:	/s/ Clemenceau Investments Pte Ltd.
Name:
Title:

Address:	60B Orchard Road, #06-18 Tower 2 The Atrium@Orchard Singapore 238891

SIGNATURE PAGE TO NOTE PURCHASE AGREEMENT

FOR NETSHOES (CAYMAN) LIMITED (2017 BRIDGE)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

LENDERS: RIVERWOOD CAPITAL PARTNERS II, L.P. By: Riverwood Capital II L.P., its General Partner By: Riverwood Capital II G.P. Ltd., its General Partner

By:	/s/ Francisco Alvarez-Demalde
Name:	Francisco Alvarez-Demalde
Title:	Managing Director

RIVERWOOD CAPITAL PARTNERS II (PARALLEL-B) L.P. By: Riverwood Capital II L.P., its General Partner By: Riverwood Capital II G.P. Ltd., its General Partner

	By:	/s/ Francisco Alvarez-Demalde
	Name:	Francisco Alvarez-Demalde
	Title:	Managing Director

Address:	c/o Riverwood Capital Management 70 Willow Road, Suite 100 Menlo Park, CA 94025

SIGNATURE PAGE TO NOTE PURCHASE AGREEMENT

FOR NETSHOES (CAYMAN) LIMITED (2017 BRIDGE)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

LENDER: BOSCOLO INTERVEST LIMITED

	By:	/s/ Rafael Urquia II
	Name:	Rafael Urquia II
	Title:	Secretary

Address:	Calle Malaga, No. 85 La Estancia de Santo Domingo Managua, Nicaragua Attn.: Jaime J. Montealegre

SIGNATURE PAGE TO NOTE PURCHASE AGREEMENT

FOR NETSHOES (CAYMAN) LIMITED (2017 BRIDGE)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

LENDER: MACRO CONTINENTAL, INC.

	By:	/s/ Carlos Gonzalez
	Name:	Carlos Gonzalez
	Title:	Director

Address:	c/o Rivas Capital LLC 222 Third Street, Suite 3211 Cambridge, MA 02142

SIGNATURE PAGE TO NOTE PURCHASE AGREEMENT

FOR NETSHOES (CAYMAN) LIMITED (2017 BRIDGE)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

LENDER: INTERNATIONAL FINANCE CORPORATION

	By:	/s/ Nikunj Jinsi
	Name:	Nikunj Jinsi
	Title:	Global Head, Venture Capital

Address:

International Finance Corporation

2121 Pennsylvania Avenue, N.W.

Washington, D.C. 20433

Facsimile: +1 (202) 522-3743

E-mail: Spetersen@ifc.org

Attention: Director, TMT, Venture Capital and Funds Department

With a copy (in the case of communications relating to payments) sent to the attention of the Director, Department of Financial Operations at:

Facsimile: +1 (202) 522-3064

SIGNATURE PAGE TO NOTE PURCHASE AGREEMENT

FOR NETSHOES (CAYMAN) LIMITED (2017 BRIDGE)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

LENDER: CDK NET LIMITED

	By:	/s/ Marcio Kumruian
	Name:	Marcio Kumruian
Title:

Address:	Deltec House Western Road, P.O. Box N-3229 New Providence, The Bahamas

SIGNATURE PAGE TO NOTE PURCHASE AGREEMENT

FOR NETSHOES (CAYMAN) LIMITED (2017 BRIDGE)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

LENDER: HCFT HOLDINGS, LLC

	By:	/s/ Marcelo Chammai
	Name:	Marcelo Chammai
	Title:	Manager

Address:

SIGNATURE PAGE TO NOTE PURCHASE AGREEMENT

FOR NETSHOES (CAYMAN) LIMITED (2017 BRIDGE)

SCHEDULE A

Total Commitments

Lender	Total Commitment Amount
Tiger Global Private Investment Partners V, L.P.	$20,090,038.00
Tiger Global Private Investment Partners VI, L.P.	$6,666,667.00
Archy LLC	$7,537,150.00
Clemenceau Investments Pte Ltd.	$6,227,899.00
Riverwood Capital Partners II, L.P.	$4,597,284.00
Riverwood Capital Partners II (Parallel-B) L.P.	$1,202,940.00
Boscolo Intervest Limited	$85,301.00
Macro Continental, Inc.	$85,301.00
International Finance Corporation	$1,507,420.00
CDK Net Limited	$1,500,000.00
HCFT Holdings, LLC	$500,000.00
TOTAL	$50,000,000

SCHEDULE B

Initial Funding Amounts

Initial Closing

Lender	Commitment Amount
Tiger Global Private Investment Partners V, L.P.	$12,054,023.00
Tiger Global Private Investment Partners VI, L.P.	$4,000,000.00
Archy LLC	$4,522,290.00
Clemenceau Investments Pte Ltd.	$3,736,739.00
Riverwood Capital Partners II, L.P.	$2,758,370.00
Riverwood Capital Partners II (Parallel-B) L.P.	$721,764.00
Boscolo Intervest Limited	$51,181.00
Macro Continental, Inc.	$51,181.00
International Finance Corporation	$904,452.00
CDK Net Limited	$900,000.00
HCFT Holdings, LLC	$300,000.00
TOTAL	$30,000,000.00

SCHEDULE C

Option Funding Amounts

Option Closing

Lender	Commitment Amount
Tiger Global Private Investment Partners V, L.P.	$8,036,015.00
Tiger Global Private Investment Partners VI, L.P.	$2,666,667.00
Archy LLC	$3,014,860.00
Clemenceau Investments Pte Ltd.	$2,491,160.00
Riverwood Capital Partners II, L.P.	$1,838,914.00
Riverwood Capital Partners (Parallel-B) L.P.	$481,176.00
Boscolo Intervest Limited	$34,120.00
Macro Continental, Inc.	$34,120.00
International Finance Corporation	$602,968.00
CDK Net Limited	$600,000.00
HCFT Holdings, LLC	$200,000.00
TOTAL	$20,000,000.00

EXHIBIT A

FORM OF NOTE

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.

CONVERTIBLE PROMISSORY NOTE

No. __-__	Date of Issuance

$[Total Commitment Amount]	February , 2017

FOR VALUE RECEIVED, NETSHOES (CAYMAN) LIMITED, an exempted company formed under the laws of the Cayman Islands (the “Company”), hereby promises to pay to the order of                      (the “Lender”), the lesser of (i) [Total Commitment Amount] (the “Total Commitment Amount”) and (ii) the principal sum of all Advances (as defined below), as evidenced on the payment grid attached hereto as Schedule A (the “Payment Grid”), in each case, together with interest thereon calculated pursuant to Section 3 below. Unless earlier converted into Conversion Shares pursuant to Section 2.2 of that certain Note Purchase Agreement dated February [ ], 2017 by and among the Company, the Lender and certain other investors (the “Purchase Agreement”), the principal and accrued interest shall be due and payable by the Company on the Maturity Date.

This Note is one of a series of Notes issued pursuant to the Purchase Agreement, and each capitalized term not defined herein shall have the meaning set forth in the Purchase Agreement.

1.         Advances; Payment.

(a) The payment of the Initial Consideration and the payment of the Option Consideration in accordance with the terms of the Purchase Agreement are each referred to herein as an “Advance.”

(b) All payments shall be made in lawful money of the United States of America at the principal office of the Company, or at such other place as the holder hereof may from time to time designate in writing to the Company. Payment shall be credited first to Costs (as defined below), if any, then to accrued interest due and payable and any remainder applied to principal. Prepayment of principal, together with accrued interest, may not be made without the prior written consent of the Supermajority Noteholders. The Company hereby waives demand, notice, presentment, protest and notice of dishonor.

2.         Record of Advances. An authorized officer or director of the Company shall record Advances on the Payment Grid. Following each recordation of an Advance, the Company shall provide a copy of the Payment Grid to each Lender. The failure to record any Advance on the Payment Grid shall not limit the obligation of the Company to repay such Advance and interest pursuant to the terms of the Purchase Agreement and this Note.

3.         Interest. Interest shall accrue on the Lender’s Total Commitment Amount from the date of this Note and shall be calculated on the number of days elapsed and on the basis of a year of 360 days. Interest shall accrue (i) at a rate of four percent (4%) per annum, compounded semiannually, for one year following the date of this Note and, thereafter, (ii) at a rate of six percent (6%) per annum, compounded semiannually.

4.         Security. This Note is a general unsecured obligation of the Company.

5.         Pari Passu Notes. Lender acknowledges and agrees that the payment of all or any portion of the outstanding principal amount of this Note and all interest hereon shall be pari passu in right of payment and in all other respects to the other Notes issued pursuant to the Purchase Agreement.

6.         Conversion of the Notes. This Note and any amounts due hereunder shall be convertible into Conversion Shares in accordance with the terms of Section 2.2 of the Purchase Agreement. As promptly as practicable after the conversion of this Note, the Company at its expense shall (i) issue and deliver to the holder of this Note, upon surrender of the Note, a certificate or certificates for the number of full Conversion Shares issuable upon such conversion and (ii) update the Company’s Register of Members to reflect the issuance of such Conversion Shares.

7.         Events of Default. The provisions of Section 7 of the Purchase Agreement (“Defaults and Remedies”) are hereby incorporated by reference into this Note to the same extent and with the same force as if fully set forth herein.

8.         Amendments and Waivers; Resolutions of Dispute; Notice. The amendment or waiver of any term of this Note, the resolution of any controversy or claim arising out of or relating to this Note and the provision of notice shall be conducted pursuant to the terms of the Purchase Agreement.

9.         Successors and Assigns. Except as otherwise provided in the Purchase Agreement, the terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto; provided, however, (i) the Company may not assign its rights or obligations under this Note without the prior written consent of the Supermajority Noteholders and (ii) without first obtaining the written consent of the Company and the Supermajority Noteholders, no Lender may assign its obligations under this Note to any Person other than (i) an Affiliate of such Lender or (ii) any other Lender. Any transfer of this Note may be effected only pursuant to the Purchase Agreement and by surrender of this Note to the Company and reissuance of a new note to the transferee. The Lender and any subsequent holder of this Note receives this Note subject to the foregoing terms and conditions, and agrees to comply with the foregoing terms and conditions for the benefit of the Company and any other Lenders.

2

10.         Officers and Directors not Liable. In no event shall any officer or director of the Company be liable for any amounts due and payable pursuant to this Note.

11.         Expenses. The Company hereby agrees, subject only to any limitation imposed by applicable law, to pay all expenses, including reasonable attorneys’ fees and legal expenses, incurred by the holder of this Note in endeavoring to collect any amounts payable hereunder which are not paid when due, whether by declaration or otherwise (collectively, “Costs”). The Company agrees that any delay on the part of the holder in exercising any rights hereunder will not operate as a waiver of such rights. The holder of this Note shall not by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies, or in the case of IFC, any privilege, immunity or exemption of IFC granted in the Articles of Agreement establishing IFC, international conventions or applicable law, and no waiver of any kind shall be valid unless in writing and signed by the party or parties waiving such rights or remedies.

12.         Governing Law. This Note shall be governed by and construed under the laws of the State of New York as applied to other instruments made by New York residents to be performed entirely within the State of New York.

13.         Loss, Theft or Destruction of Note. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft or destruction of this Note and of indemnity or security reasonably satisfactory to the Company, the Company shall issue and deliver, in lieu of this Note, a new Note which shall carry the same rights to interest carried by this Note, stating that such new Note is issued in replacement of this Note, making reference to the original date of issuance of this Note (and any successors hereto) and dated as of such cancellation.

[Signature Page Follows]

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NETSHOES (CAYMAN) LIMITED

By:
Name:	Marcio Kumruian
Title:	Director

ACKNOWLEDGED AND AGREED: [LENDER]

By:
Name:
Title:

SIGNATURE PAGE TO CONVERTIBLE PROMISSORY NOTE

OF NETSHOES (CAYMAN) LIMITED (FEBRUARY 2017)

SCHEDULE A

Payment Grid

Date of Advance	Amount of Advance	Entered By:
		(Printed Name of Officer or Director of Company)	(Signature of Officer or Director of Company)

EXHIBIT B

COMPANY WIRE INSTRUCTIONS

Account Title/Beneficiary Name: Netshoes (Cayman) Limited

Bank: Citibank, NA, 153 E. 53rd St., 24th Floor, New York, NY 10022

ABA: 021000089

Swift Code: CITIUS33

Account Number: 004970592367

EXHIBIT C

RULE 506(D) BAD ACTOR REPRESENTATIONS

No Lender:

(i) Has been convicted, within ten years before such sale (or five years, in the case of issuers, their predecessors and affiliated issuers), of any felony or misdemeanor:

(A)	In connection with the purchase or sale of any security;

(B)	Involving the making of any false filing with the Commission; or

(C)	Arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser or paid solicitor of purchasers of securities;

(ii) Is subject to any order, judgment or decree of any court of competent jurisdiction, entered within five years before such sale, that, at the time of such sale, restrains or enjoins such person from engaging or continuing to engage in any conduct or practice:

(A)	In connection with the purchase or sale of any security;

(B)	Involving the making of any false filing with the Commission; or

(C)	Arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser or paid solicitor of purchasers of securities;

(iii) Is subject to a final order of a state securities commission (or an agency or officer of a state performing like functions); a state authority that supervises or examines banks, savings associations, or credit unions; a state insurance commission (or an agency or officer of a state performing like functions); an appropriate federal banking agency; the U.S. Commodity Futures Trading Commission; or the National Credit Union Administration that:

(A)	At the time of such sale, bars the person from:

(1)	Association with an entity regulated by such commission, authority, agency, or officer;

(2)	Engaging in the business of securities, insurance or banking; or

(3)	Engaging in savings association or credit union activities; or

(B)	Constitutes a final order based on a violation of any law or regulation that prohibits fraudulent, manipulative, or deceptive conduct entered within ten years before such sale;

(iv) Is subject to an order of the Commission entered pursuant to section 15(b) or 15B(c) of the Securities Exchange Act of 1934 (15 U.S.C. 78 o (b) or 78 o -4(c)) or section 203(e) or (f) of the Investment Advisers Act of 1940 (15 U.S.C. 80b-3(e) or (f)) that, at the time of such sale:

(A)	Suspends or revokes such person’s registration as a broker, dealer, municipal securities dealer or investment adviser;

(B)	Places limitations on the activities, functions or operations of such person; or

(C)	Bars such person from being associated with any entity or from participating in the offering of any penny stock;

(v) Is subject to any order of the Commission entered within five years before such sale that, at the time of such sale, orders the person to cease and desist from committing or causing a violation or future violation of:

(A)	Any scienter-based anti-fraud provision of the federal securities laws, including without limitation section 17(a)(1) of the Securities Act of 1933 (15 U.S.C. 77q(a)(1)), section 10(b) of the Securities Exchange Act of 1934 (15 U.S.C. 78j(b)) and 17 CFR 240.10b-5, section 15(c)(1) of the Securities Exchange Act of 1934 (15 U.S.C. 78 o (c)(1)) and section 206(1) of the Investment Advisers Act of 1940 (15 U.S.C. 80b-6(1)), or any other rule or regulation thereunder; or

(B)	Section 5 of the Securities Act of 1933 (15 U.S.C. 77e).

(vi) Is suspended or expelled from membership in, or suspended or barred from association with a member of, a registered national securities exchange or a registered national or affiliated securities association for any act or omission to act constituting conduct inconsistent with just and equitable principles of trade;

(vii) Has filed (as a registrant or issuer), or was or was named as an underwriter in, any registration statement or Regulation A offering statement filed with the Commission that, within five years before such sale, was the subject of a refusal order, stop order, or order suspending the Regulation A exemption, or is, at the time of such sale, the subject of an investigation or proceeding to determine whether a stop order or suspension order should be issued; or

(viii) Is subject to a United States Postal Service false representation order entered within five years before such sale, or is, at the time of such sale, subject to a temporary restraining order or preliminary injunction with respect to conduct alleged by the United States Postal Service to constitute a scheme or device for obtaining money or property through the mail by means of false representations.